                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  ___________


                                   FORM 8-K



                                CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



                                 June 12, 1998
                        -------------------------------
                       (Date of earliest event reported)



                       Capital One Financial Corporation
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Delaware                     1-13300                 54-1719854
-------------------------       ------------------       ---------------------
 (State of incorporation         (Commission File           (IRS Employer
     or organization)                 Number)             Identification No.)

2980 Fairview Park Drive
Suite 1300
Falls Church, Virginia                                           22042
----------------------------------------                 ---------------------
(Address of principal executive offices)                       (Zip Code)


      Registrant's telephone number, including area code:  (703) 205-1000

                               Page 1 of 3 Pages

Item 5.    Other Events.
           -------------

     On June 11, 1998, the Board of Directors of Capital One Financial Corporation (the "Company") approved a compensation program (EntrepreneurGrant
III) under which senior management can give up fully vested in-the-money stock options or future cash compensation in exchange for new performance-based stock options. Under this new program, the Company's two top executives have agreed to exchange options that have an exercise price of $48.75 per share for new options at a significantly higher exercise price. This new program is in addition to the earlier compensation plans, in which they gave up all salary, all cash bonuses, annual stock option grants and supplemental executive retirement plan benefits that otherwise would have been payable through 2000.

     Richard Fairbank, the Company's Chairman and Chief Executive Officer, will give up and the Company will cancel options to purchase 100,000 shares at $48.75 per share and Nigel Morris, the Company's President and Chief Operating Officer, will give up and the Company will cancel options to purchase 66,670 shares at $48.75 per share. In return, Mr. Fairbank will receive an option to purchase 400,000 shares, and Mr. Morris will receive an option to purchase 266,680 shares. The purchase price for all the shares under these option grants is $101.3125 per share, based on the average of the high and low trading price of the Company's common stock on June 11, 1998. These options will vest if the stock price equals or exceeds $175 per share on or before the third anniversary of the grant date (June 11, 2001). For this vesting criteria, the stock price must be at or above $175 on at least ten trading days in any thirty calendar-day period. The options also vest immediately upon any change of control of the Company that occurs on or before June 11, 2001. In the event that these options do not meet this vesting criteria on or before June 11, 2001, the options will terminate.

     The Board also approved a program under which the Company's senior executives can elect to forego a fixed dollar amount of up to half their annual bonus for the next three years, in exchange for new performance-based stock options. This is in addition to elections made by senior executives in December 1997 to participate in a similar program (EntrepreneurGrant II) in which they could forego up to half their annual bonus. Under this new program, the next two levels of executives (24 executives, excluding Messrs. Fairbank and Morris) will receive grants of options with an exercise price and the vesting criteria that mirror the grants to Messrs. Fairbank and Morris. Under this program, options to purchase up to a total of 240,093 shares could be awarded. The options also vest immediately upon any change of control of the Company that occurs on or before June 11, 2001. Executives will have until June 30, 1998 to make their elections.

     Because these options are performance-based options, the Company will be required to recognize as compensation expense the difference between the $101.3125 exercise price of the options and the $175 vesting target. This expense should be approximately $58 million which will be recognized over the estimated vesting period of the options, assuming the stock target price is met. This expense is not expected to have a material effect on the Company's ability to meet its long term earnings targets.

                               Page 2 of 3 Pages

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     CAPITAL ONE FINANCIAL CORPORATION



     Dated:  June 12, 1998           By: /s/ John G. Finneran, Jr.
                                        ---------------------------------------
                                         John G. Finneran, Jr.
                                         Senior Vice President, General Counsel
                                           and Secretary













                               Page 3 of 3 Pages